Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

iCarbon Corporation
Delano, Pa

We hereby consent to the use in the prospectus constituting a part of this registration statement of our report dated June 6, 2006, except for Note 7 as to which the date is June 25, 2006 and Note 17 as to which the date is July 24, 2006, relating to the consolidated financial statements of iCarbon Corporation which is contained in that prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Beard Miller Company LLP
Beard Miller Company LLP
Reading, PA
February 15, 2007